ESCALON MEDICAL CORP.
435 Devon Park Drive
Building 100
Wayne, PA 19087
(Nasdaq Capital Market: ESMC)

AT THE COMPANY

Richard J. DePiano Chairman and CEO

610/688-6830

FOR IMMEDIATE RELEASE

ESCALON® MEDICAL CORP. DIVEST OF ITS
VASCULAR ACCESS PRODUCT LINE

Wayne, PA – May 3, 2010 – Escalon Medical Corp. (Nasdaq: ESMC) today announced the divesture of its SMARTNEEDLE and pd ACCESS Doppler guided needle product lines to Vascular Solutions, Inc. (NASDAQ: VASC).

The sales price was $5,750,000, cash of $5,000,000 at closing and $750,000 payable in cash upon the successful completion of the transfer of the manufacturing to Vascular Solutions, plus a one time earn-out payment in an amount equal to 25% of the net sales of the VascuView TAP products sold between July 1, 2010 and June 30, 2011. The manufacturing transfer is expected to be complete within four months. During this four month transition, Escalon will continue to manufacture product in its Wisconsin facility under a supply agreement concurrently entered into with Vascular Solutions.

As a business, Escalon Vascular Access has matured over the eleven years under Escalon ownership. Management’s goals to develop a strong presence in the catheter laboratory market, to achieve proof of concept for several other applications and to add visual ultrasound to the product portfolio, were realized up to and during fiscal 2010.

“The divestiture of the Vascular Access product line was based on extensive strategic evaluation which concluded that the divesture of these non core product lines would enable us to better focus our efforts and resources on our Ophthalmic and IVD businesses” said Richard J. DePiano, Jr., President of Escalon. “We expect to use the cash we receive in the transaction to strengthen our balance sheet, to provide additional working capital, enhance our ability to strategically expand our business and provide the means to selectively pursue opportunities for synergistic growth”.

Escalon Vascular Access product line revenues from operations were $3,868,000, $4,119,000 and $3,467,000 in fiscal 2009, 2008, 2007, respectively. Earnings from operations, net of taxes, were $420,000, $344,000 and $(35,000) in 2009, 2008, and 2007, respectively. The sale of this product line will have a material effect on earnings in subsequent periods.

Since 1997, Escalon has acquired selective business’s or product lines with a mission to enhance or expand such for the sole purpose of creating shareholder value. During this time Escalon has acquired six separate businesses or product lines and has divested of four. Each divesture provided Escalon with a stronger balance sheet and provided additional working capital, both of which enable it to grow its business.

Founded in 1987, the Company (www.escalonmed.com) develops markets and distributes ophthalmic diagnostic, surgical and pharmaceutical products as well as vascular access devices. Drew Scientific, which operates as a separate business unit, provides instrumentation and consumables for the diagnosis and monitoring of medical disorders in the areas of diabetes, cardiovascular diseases and hematology, as well as veterinary hematology and blood chemistry. The Company seeks to utilize strategic partnerships to help finance its development programs and is also seeking acquisitions to further diversify its product line to achieve critical mass in sales and take better advantage of the Company ‘s distribution capabilities, although such partnerships or acquisitions may not occur. The Company has headquarters in Wayne, Pennsylvania and operations in Long Island, New York, New Berlin, Wisconsin, Lawrence, Massachusetts, Dallas, Texas, Waterbury, Connecticut, Miami, Florida, Barrow-in-Furness, U.K. and Le Rheu, France.

Note: This press release contains statements that are considered forward-looking under the Private Securities Litigation Reform Act of 1995, including statements about the Company’s future prospects. These statements are based on the Company’s current expectations and are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include whether the Company is able to:

•	implement its growth and marketing strategies, improve upon the operations of the Company business units, including the ability to make acquisitions and the integration of any acquisitions it may undertake, if any, of which there can be no assurance,

•	implement cost reductions,

•	generate cash,

•	identify, finance and enter into business relationships and acquisitions.

Other factors include uncertainties and risks related to:

•	new product development, commercialization, manufacturing and market acceptance of new products,

•	marketing acceptance of existing products in new markets,

•	research and development activities, including failure to demonstrate clinical efficacy,

•	delays by regulatory authorities, scientific and technical advances by the Company or third parties,

•	introduction of competitive products,

•	ability to reduce staffing and other costs and retain benefit of prior reductions

•	third party reimbursement and physician training, and

•	general economic conditions.

Further information about these and other relevant risks and uncertainties may be found in the Company’s report on Form 10- K for year ended June 30, 2009, and its other filings with the Securities and Exchange Commission, all of which are available from the Securities and Exchange Commission as well as other sources.

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